EXHIBIT 99.1


On August 14, 1997, the Registrant issued the following press release:
   ---------------

                                  NEWS RELEASE

             Antennas America, Inc., announces increase in earnings
                         for the second quarter of 1997.
             ------------------------------------------------------

WHEAT RIDGE, COLORADO, August 14, 1997 - Antennas America, Inc.  (OTC:
BB:ANTM) Antennas America, Inc. reported record sales of $744,606 for the quarter ended June 30, 1997, an increase of 67% from the $445,541 in sales reported for the same quarter in 1996. For the first half of 1997, Antennas America, Inc. sales increased 41% from the same period last year. Net income for the second quarter of 1997 increased to $37,749 from $4,149 for the same period in 1996. In addition, Gross Profit Margin (gross profit divided by net sales) increased 9% as compared to the same period last year and Selling General, and Administrative expenses increased 43%. The increase in SG&A expenses is a result of the increased marketing, advertising and personnel expenses associated with the sales of the new Freedom(TM) and Walldo(TM) antenna systems.

Randall P. Marx, Chief Executive Officer of Antennas America, Inc. stated "We are pleased with the progress thus far in 1997 in terms of growth in both sales and earnings. Sales of the new Freedom(TM) and Walldo(TM) antenna systems are on track, and sales of the Company's patented mobile antenna line were significantly stronger than anticipated, with a larger portion of these sales to new international customers. During the second quarter, orders for flat panel antennas also increased creating a backlog for deliveries in September and O.E. (Original Equipment) sales also increased.

"The primary strength of Antennas America is its diversification. The Company manufactures and markets several different products for various wireless technologies. The Company's licensing agreement with DIRECTV(R) to use the DSS(R) trademark has supported our marketing efforts of the Freedom(TM) antenna. The sales of the Freedom(TM) and Walldo(TM) antennas are evident in the increase in revenues in the second quarter. Due to the projected increase in these and other flat panel antenna products currently in production, we have made an investment in new equipment and machinery to further support the increase in production."

"Another notable event that occurred during the quarter was the securing of the $500,000 credit facility with Norwest Business Credit, Inc., a subsidiary of Norwest Bank, Minneapolis, Minnesota. The use of this line of credit will enable the Company to better pursue our planned growth and new product development."

"It is hoped that these factors strengthen shareholder value and will contribute to Antennas America, Inc.'s future growth."


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This report contains  forward looking  statements  within the meaning of Section
27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which the forward-looking statements are based are reasonable it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's Annual Report on Form 10-KSB for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, that could cause actual results to differ materially from the Company's expectations.

Antennas America, Inc., using technology developed by the Company, designs, develops and manufacturers a complete line of antenna and related systems for the wireless communications industry. These products include several planar array flat antennas for indoor and outdoor use as well as conformal antennas designed for smaller applications such as radios and computer devices. The Company also provides custom antenna designs and manufacturing for Original Equipment Manufacturers (O.E.M.) and for emerging wireless communications markets.


                                                  For  more
                                                  information contact:
                                                  Randall P. Marx or
                                                  Richard L. (Andy) Anderson
                                                  303-421-4063
                                                  Email: rmaai@aol.com